EXHIBIT 3.1

		Colorado Secretary of State Date and Time: 12/01/2005 02:13 PM Entity Id: 20051443531
Document processing fee	$125.00
If document is filed on paper	$50.00	Document number: 20051443531
If document is filed electronically
Fees & forms/cover sheets
are subject to change.
To file electronically, access instructions
for this form/cover sheet and other
information or print copies of filed
documents, visit www.sos.state.co.us
and select Business Center.
Paper documents must be typewritten or machine printed.		ABOVE SPACE FOR OFFICE USE ONLY
Articles of Incorporation
filed pursuant to §7-90-301, et seq. and §7-102-102 of the Colorado Revised Statutes (C.R.S)
1. Entity name:

Across America Real Estate Exchange, Inc.

(The name of a corporation must contain the term or abbreviation “corporation”, “incorporated”, “company”, “limited”, “corp.”, inc.”, “co.” or “ltd”; If the corporation is a professional corporation, it must contain the term or abbreviation “professional corporation”, “p.c.”, or “pc” §7-90-601, C.R.S.)

2. Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ “bank” or “trust” or any derivative thereof ☐ “credit union” ☐ “savings and loan” ☐ “insurance”, “casualty”, “mutual”, or “surety”

3. Principal office street address:	1440 Blake Street

(Street name and number)
Suite 330

	Denver	CO	80202

	(City)	(State)	(Postal/Zip Code)
United States

	(Province – if applicable)	(Country – if not US)

4. Principal office mailing address:

(if different from above):	(Street name and number or Post Office Box information)

	(City)	(State)	(Postal/Zip Code)

	(Province – if applicable)	(Country – if not US)

5. Registered agent: (if an individual):

	(Last)	(First)	(Middle)	(Suffix)

OR (if a business organization):
Corporate Filing Corp.

6. The person appointed as registered agent in the document has consented to being so appointed.

7. Registered agent street address:	8400 East Prentice Ave.

(Street name and number)
#1500

Greenwood Village	CO	80111

(City)	(State)	(Postal/Zip Code)

8.	Registered agent mailing address:
(LEAVE BLANK if same as above)

(Street name and number or Post Office Box information)

(City)	(State)	(Postal/Zip Code)

(Province – if applicable)	(Country – if not US)

9. If the corporation’s period of duration is less than perpetual, state the date on which the period of duration expires:

(mm/dd/yyyy)

10. (OPTIONAL) Delayed effective date:

(mm/dd/yyyy)

11. Name(s) and address(es) of incorporator(s): (if an individual):	Wagner	David

	(Last)	(First)	(Middle)	(Suffix)

OR (if a business organization):

8400 East Prentice Ave.

(Street name and number or Post Office Box information)
#1500

Greenwood Village	CO	80111

(City)	(State)	(Postal/Zip Code)

United States

(Province – if applicable)	(Country – if not US)

(if an individual)

	(Last)	(First)	(Middle)	(Suffix)
OR (if a business organization)

(Street name and number or Post Office Box information)

(City)	(State)	(Postal/Zip Code)

United States

(Province – if applicable)	(Country – if not US)

(if an individual)

	(Last)	(First)	(Middle)	(Suffix)

OR (if a business organization)

(Street name and number or Post Office Box information)

(City)	(State)	(Postal/Zip Code)
United States

(Province – if applicable)	(Country – if not US)
(If there are more than three incorporators, mark this box ☐ and include an attachment stating the true names and mailing addresses of all additional incorporators.)

12.	The corporation is authorized to issue	50,000,000	shares of common stock.
(number)
(Additional classes of capital stock may be authorized and additional information regarding the corporation’s stock may be stated, mark this box ☑ and include an attachment stating pertinent information.)
13.	Additional information may be included pursuant to §7-102-102, C.R.S. and other organic statutes such as title 12, C.R.S. If applicable, mark this box ☑ and include an attachment stating the additional information.
Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.
This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

14.	Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Wagner	David

		(Last)	(First)	(Middle)	(Suffix)
8400 East Prentice Ave.

(Street name and number or Post Office Box information)
#1500

Greenwood Village	CO	80111

(City)	(State)	(Postal/Zip Code)
	United States

(Province – if applicable)	(Country – if not US)
(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)
Disclaimer:
This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

ARTICLE I
Incorporation
     This attachment is incorporated into the foregoing Articles of Incorporation.
ARTICLE II
Authorized Shares
     Section 1: Number. The aggregate number of shares which the Corporation shall have authority to issue is Fifty Million (50,000,000) Common Shares of one class, with unlimited voting rights, all with a par value of $0.001 per share and One Million (1,000,000) Preferred Shares, all with a par value of $0.10 per share, to have such classes and preferences as the Board of Directors may determine from time to time.
     Section 2: Dividends. Dividends in cash, property or shares of the Corporation may be paid upon the stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law.
ARTICLE III
Preemptive Rights
     The holders of the capital stock of this Corporation shall not have the preemptive right to acquire additional unissued shares or treasury shares of the capital stock of this Corporation, or securities convertible into shares of capital stock or carrying capital purchase warrants or privileges.

ARTICLE IV
Cumulative Voting
     Cumulative voting of shares of stock of the Corporation shall not be allowed or authorized in the election of the Board of Directors of the Corporation.
ARTICLE V
Provisions for Regulation of the
Internal Corporate Affairs
     The following provisions are inserted for the management of the business and for the regulation of the internal affairs of the Corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.
     Section 1: Bylaws. The Board of Directors shall have the power to adopt, alter, amend or repeal, from time to time, such Bylaws as it deems proper for the management of the affairs of the Corporation, according to these Articles and the laws in such cases made and provided.
     Section 2: Executive Committee. The Bylaws may provide for designation by the Board of Directors of an Executive Committee and one or more other committees, the personnel and authority of which and the other provisions relating to which shall be as may be set forth in the Bylaws.
     Section 3: Place of Meetings. Both Stockholders’ and Directors’ meetings may be held either within or without the State of Colorado, as may be provided in the Bylaws.
     Section 4: Compensation to Directors. The Board of Directors is authorized to make provisions for reasonable compensation to its members for their services as Directors. Any Director of the Corporation may also serve the Corporation in any other capacity and receive compensation therefor in any form.
     Section 5: Conflicts of Interest. No transaction of the Corporation with any other person, firm or corporation, or in which this Corporation is interested, shall be affected or invalidated solely by: (a) the fact that any one or more of the Directors or Officers of this Corporation is interested in or is a director or officer of another corporation; or (b) the fact that any Director or Officer, individually or jointly with others, may be a party to or may be interested in any such contract or transaction.
     Section 6: Registered Owner of Stock. The Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, on the part of any other person, including, but not limited to, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the registered holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. The purchaser, assignee or transferee of any of the shares of the Corporation shall not be entitled to: (a) receive notice of the meetings of the Shareholders; (b) vote at such meetings; (c) examine a list of the

Shareholders; (d) be paid dividends or other sums payable to Shareholders, or (e) own, enjoy or exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee or transferee has become the registered holder of such shares.
     Section 7: Conduct of Business. The Corporation may conduct part or all of its business, not only in the State of Colorado, but also in every other state of the United States and the District of Columbia, and in any territory, district and possession of the United States, and in any foreign country, and the Corporation may qualify to do business in any of such locations and appoint an agent for service of process therein. The Corporation may hold, purchase, mortgage, lease and convey real and personal property in any of such locations. Part or all of the business of the Corporation may be carried on beyond the limits of the State of Colorado, and the Corporation may have one or more offices out of the State of Colorado.
     Section 8: Action of the Shareholders. To the fullest extent now or hereafter permitted by the Colorado Business Corporation Act, the vote or consent of a majority of the issued and outstanding shares of the Corporation entitled to vote on such matter shall be sufficient to approve any matter requiring shareholder action, including, but not limited to, the right from time to time, to amend, alter or repeal, or add any provisions to, the Corporation’s Articles of Incorporation. Shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take at an action at any meeting at which the requisite number of shares entitled to vote thereon were present and voted may consent, in lieu of a meeting, to such action in writing in accordance with the procedures of the Colorado Business Corporation Act, as then currently in place from time to time.
     Section 9: Quorum For Voting. A quorum of Shareholders for any matter to come before any meeting of Shareholders of the Corporation shall consist of one-third of the issued and outstanding shares entitled to vote on the matter, except where a greater number is specifically required by the provisions of the Colorado Business Corporation Act, as then currently in place from time to time.
     Section 10: Restrictions on Stock. The Directors shall have the right, from time to time, to impose restrictions or to enter into agreements on behalf of the Corporation imposing restrictions on the transfer of all or a portion of the Corporation’s shares, provided that no restrictions shall be imposed on the transfer of shares outstanding at the time the restrictions are adopted unless the holder of such shares consents to the restrictions.
     Section 11: Indemnification of Directors. A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for damages for breach of fiduciary duty as a director of the Corporation or to its shareholders for damages otherwise existing for (i) any breach of the director’s duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the foregoing, the liability of each director shall be eliminated or limited to the fullest extent permitted under the provisions of the Colorado Business Corporation Act as so amended. Any repeal or modification of the indemnification provided in these Articles shall not adversely affect any right or protection of a director of the Corporation under these Articles, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this limitation of liability, prior to such repeal or modification.
     Section 12: Indemnification. The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including, but not limited to, attorneys’ fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.